Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 (filed on September 24, 2012) of Spirit Realty Capital, Inc. (formerly known as Spirit Finance Corporation) of our report dated August 28, 2012, with respect to the consolidated balance sheets of Specialty Retail Shops Holding Corp. (the Company) as of January 28, 2012 and January 29, 2011 and the related consolidated statements of operations and comprehensive income, shareholder’s equity, and cash flows for each of the years in the three-year period ended January 28, 2012, which report appears in the prospectus (No. 333-177904) filed by Spirit Realty Capital, Inc. pursuant to Rule 424(b)(1) under the Securities Act on September 19, 2012.

Our report refers to the retroactive restatement of the consolidated financial statements for all periods presented to give effect to the common control merger between the Company and Pamida in 2012.

/s/ KPMG LLP

Chicago, IL

September 24, 2012